UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 18, 2010 (February 11, 2010)

BioAuthorize Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-33073	20-2775009
(State or other Jurisdiction of	(Commission File No.)	(IRS Employer
Incorporation)		Identification No.)

15849 N. 71st Street, Suite 216
Scottsdale, Arizona 85254-2179
(Address of Registrant's Principal Executive Offices) (Zip Code)

(928) 300-5965
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items in Form 8-K

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 11, 2010, BioAuthorize Holdings, Inc., a Nevada corporation (the “Company”) entered into a Consulting Agreement (the “Consulting Agreement”) with Foresight Capital Corporation, an Arizona corporation (“Foresight”) to be effective February 1, 2010, whereby Foresight is providing advisory and consulting services including investor relations, corporate promotion and on-line communications about the Company, evaluating business alliances, strategic options and financial structure and capitalization advice and other value-added services as more specifically set forth in the Consulting Agreement (the “Services”) for a twelve (12) month period through February 1, 2011.  As compensation for the Services, the Company has agreed to issue 1,000,000 shares of the Company’s common stock, par value $.001 per share (the “Shares”) vesting over a twelve (12) month period beginning March 1, 2010.  The Shares will all be issued as of March 1, 2010 but held in escrow by the Company and released to Foresight in accordance with the vesting schedule set forth in the Consulting Agreement.  In addition, Foresight will be paid a monthly retainer of $10,000.00 in cash over the 12-month term.  At the election of Foresight, the monthly retainer may be paid in unregistered and restricted shares of the Company’s common stock at the rate of one (1) share for each one (1) dollar of the monthly retainer due and owing.  A copy of the Consulting Agreement is attached hereto as Exhibit 10.1.  The Shares of the Company’s common stock were issued in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering, and/or Regulation D promulgated thereunder, and in reliance upon exemptions from registration under applicable state securities laws.

The summary of the Consulting Agreement set forth above does not purport to be a complete statement of the terms of the Consulting Agreement.  This summary is qualified in its entirety by reference to the full text of the Consulting Agreement attached hereto as Exhibit 10.1

THIS CURRENT REPORT IS NOT AN OFFER OF SECURITIES FOR SALE.  ANY SECURITIES SOLD IN AS DESCRIBED ABOVE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

Item 1.03	BANKRUPTCY OR RECEIVERSHIP

On February 11, 2010, the Company’s wholly-owned subsidiary, BioAuthorize, Inc., a Colorado corporation (“BioAuthorize”), filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, District of Arizona, Case No. 2:10-bk-03505-GBN.  The bankruptcy filling was made for strategic purposes as a result of the disputed claims made by Michael A. Grassmueck, Court-Appointed Receiver for Global Online Direct, Inc., its Subsidiaries and Affiliates against BioAuthorize in Case Number CV-09-1257-HU pending in the United States District Court, District of Oregon.  Those claims are that BioAuthorize received $2 million of investment funds either directly or indirectly from Global or its related entities, with intent to hinder delay or defraud creditors, with no reasonably equivalent value or consideration in exchange for the investment.  BioAuthorize has contended lack of personal jurisdiction in Oregon but has insufficient financial resources to secure local counsel in Oregon.  The claims have never been addressed on the merits, and BioAuthorize contends that the claims have no merit and anticipates vigorously opposing and defending such claims in the bankruptcy proceeding.

Item 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

The Company hereby incorporates by reference its response in Item 1.01 in response to Item 3.02 with regard to the terms, conditions and sale of the Shares.  Foresight executed an Investor Representation Letter attached to the Consulting Agreement representing that it is an “accredited investor” and made other investment representations and further agreed that the Shares bear a restrictive legend against resale without registration under the Securities Act of 1933, as amended (the “Securities Act”). The issuance of the Shares is being made pursuant to Section 4(2) of the Securities Act for transactions not involving a public offering and/or Regulation D promulgated thereunder by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act, and in reliance upon exemptions from registration under applicable state securities laws.

Item 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b)           Kim Garvey resigned as a director of the Company pursuant to a written notification delivered to the Company on February 11, 2010.  Mr. Garvey desires to pursue other business interests and to take time for his family.  No replacement for Mr. Garvey has been appointed or elected.

Item 7.01	REGULATION FD DISCLOSURE

On February 11, 2010, the Company’s Board of Directors approved the creation of a newly formed and initially wholly owned corporate subsidiary under the laws of the State of Nevada, BioAuthorize Mobile, Inc. (“BioAuthorize Mobile”) for the purpose of pursuing new business opportunities in the mobile platform applications for handheld personal electronic devices marketplace.  Although BioAuthorize Mobile was incorporated on January 12, 2010, it had no relationship with the Company.  The actions of the Board of Directors on February 11, 2010 authorize completion of organizing BioAuthorize Mobile to become a wholly owned subsidiary and to allow commencement of its business operations.  Such actions should be completed in the near future.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

10.1 Consulting Agreement executed February 11, 2010 to be effective February 1, 2010 by and between the Company and Foresight Capital Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOAUTHORIZE HOLDINGS, INC.

Dated: February 18, 2010	By:	/s/ Jeffrey Perry
Jeffrey Perry,
CFO

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Consulting Agreement executed February 11, 2010 to be effective February 1, 2010 by and between the Company and Foresight Capital Corporation.

*Filed herewith